Exhibit 99.1
OLAPLEX Reports First Quarter 2023 Results
SANTA BARBARA, California – May 9, 2023 – Olaplex Holdings, Inc. (NASDAQ: OLPX) ("OLAPLEX" or the "Company"), today announced net sales results in line with guidance for the first quarter ended March 31, 2023.
JuE Wong, OLAPLEX’s President and Chief Executive Officer, commented: "Our first quarter results were in line with our expectations and we made progress on the priority actions for our reset year. We delivered high impact innovation and made important investments in sales, marketing and education that are expected to strengthen our business and extend our leadership in the prestige hair care category. While we recognize that we are in the early stages of this plan achieving its intended results, we remain confident that our competitive differentiators and the execution of our priorities will enable OLAPLEX to return to consistent and sustained sales growth at continued top-tier profitability in the future."

For the first quarter of 2023 compared to the first quarter of 2022:
•Net sales were $113.8 million, down 38.9%;
◦By channel:
▪Professional was $48.4 million, down 37.2%;
▪Specialty Retail was $34.9 million, down 45.8%;
▪Direct-To-Consumer was $30.5 million, down 31.9%;
◦Net sales decreased 60.3% in the United States and increased 0.1% internationally;
•Net income decreased 66.2% and adjusted net income decreased 65.7%;
•Diluted EPS was $0.03 for the first quarter 2023, as compared to $0.09 for the first quarter 2022;
•Adjusted Diluted EPS was $0.05 for the first quarter 2023, as compared to $0.13 for the first quarter 2022
First Quarter

(Dollars in $000’s, except per share data)
Year to Date	Q1 2023	Q1 2022	% Change
Net Sales	$113,787	$186,196	(38.9)%
Gross Profit	$80,810	$141,205	(42.8)%
Gross Profit Margin	71.0%	75.8%
Adjusted Gross Profit	$82,576	$147,298	(43.9)%
Adjusted Gross Profit Margin	72.6%	79.1%
SG&A	$34,924	$22,314	56.5%
Adjusted SG&A	$32,904	$20,618	59.6%
Net Income	$20,964	$61,961	(66.2)%
Adjusted Net Income	$31,399	$91,425	(65.7)%
Adjusted EBITDA	$50,029	$126,378	(60.4)%
Adjusted EBITDA Margin	44.0%	67.9%
Diluted EPS	$0.03	$0.09	(66.7)%
Adjusted Diluted EPS	$0.05	$0.13	(61.5)%
Weighted Average Diluted Shares Outstanding	683,485,182	693,021,097
Adjusted gross profit, adjusted gross profit margin, adjusted SG&A, adjusted net income, adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS are measures that are not calculated or presented in accordance with generally accepted accounting principles in the United States (GAAP). For more information about how we use these non-GAAP financial measures in our business, the limitations of these measures, and a reconciliation of these measures to the most directly comparable GAAP measures, please see Disclosure Regarding Non-GAAP Measures and the reconciliation tables that accompany this release.
The Company believes that the first quarter was impacted primarily by three factors. First, the Company experienced a lower baseline level of demand for core products in the first quarter of 2023. Second, the Company experienced a negative year over year impact from inventory rebalancing at certain professional and specialty retail customers, which lowered net sales for the first quarter of 2023 by approximately $21 million. Third, the first quarter of 2022 included approximately $10 million in net sales attributable to inventory pipeline sold to a key specialty retailer, and similar inventory pipeline sales did not occur in the first quarter of 2023.
Balance Sheet
As of March 31, 2023, the Company had $369.3 million of cash and cash equivalents, compared to $322.8 million as of December 31, 2022. Inventory at the end of the first quarter 2023 was $132.0 million, compared to $144.4 million at the end of December 2022. Long-term debt, net of current portion and deferred debt issuance costs was $653.0 million as of March 31, 2023, compared to $654.3 million as of the end of December 2022.

Fiscal Year 2023 Guidance
The Company expects 2023 to be a reset year in which it increases investments to support future growth, and has not changed guidance for net sales, adjusted net income and adjusted EBITDA for fiscal year 2023, as initially disclosed by the Company on February 28, 2023. The Company's fiscal 2023 guidance outlined below incorporates management's expectations regarding current consumer demand, uncertainty related to the macroeconomic environment and sales trends improving sequentially throughout the remainder of the year, leading to growth in the three months ending December 31, 2023 as compared to the three months ended December 31, 2022.

For Fiscal 2023:
(Dollars in millions)	2023	2022 Actual	% change
Net Sales	$563 - $634	$704	(20)% to (10)%
Adjusted Net Income*	$176 - $224	$312	(44)% to (28)%
Adjusted EBITDA*	$261 - $322	$429	(39)% to (25)%
*Adjusted net income and Adjusted EBITDA are non-GAAP measures. See "Disclosure Regarding Non-GAAP Financial Measures" for additional information.
The fiscal 2023 net sales, Adjusted net income and Adjusted EBITDA guidance set forth above are approximations and are based on the Company’s plans and assumptions for the relevant period, including, but not limited to, the following:
•Second Quarter 2023 Net Sales:
◦The Company expects net sales in the second quarter of 2023 to modestly improve on a sequential basis from the first quarter of 2023, and remain down significantly compared to a year ago.
◦The Company expects that this anticipated decline compared to the prior year period will primarily be attributable to reduced baseline level of customer demand, as well as a result of net sales in the prior period of approximately $22 million related to the Company’s introduction of 1-Liter size offerings of certain of its products and net sales of approximately $10 million made to customers during the second quarter of 2022 in advance of the Company’s price increases which became effective as of July 1, 2022.
•Second Half 2023 Net Sales:
◦In the second half of 2023, the Company expects net sales to benefit compared to the first half of 2023 from the impact of new product introductions, additional distribution gains, and improvements in customer demand due to the Company's increased investments in sales, marketing and education.
•Gross Profit Margin:
◦The Company anticipates an approximate 300 to 400 basis point decline in gross profit margin in 2023 compared to 2022 as a result of expected increases in warehousing and distribution costs and anticipated deleveraging from lower sales volume, which is expected to more than offset the positive impacts of cost savings and price increases implemented in the second half of 2022.
•Adjusted EBITDA phasing:
◦The Company expects Adjusted EBITDA margin in the range of approximately 46.4% to 50.8% for fiscal year 2023, assuming the fiscal 2023 net sales and Adjusted EBITDA ranges reflected in the fiscal 2023 guidance above.

◦The Company anticipates Adjusted EBITDA margins below this level in the first half of the year, with the most contraction in the second quarter of 2023, but higher than this rate in the second half of 2023 driven primarily by an expected improvement in net sales during that period.
•Interest Expense:
◦The Company expects net interest expense to be approximately $40 million during fiscal year 2023, which includes net impacts from short-term investments of the Company's cash and cash equivalents balance.
•Adjusted Income Tax:
◦The Company expects an adjusted effective tax rate of approximately 20% for fiscal year 2023.
Webcast and Conference Call Information
The Company plans to host an investor conference call and webcast to review first quarter fiscal 2023 financial results at 9:00am ET/6:00am PT on the same day. The webcast can be accessed at https://ir.olaplex.com/. The conference call can be accessed by calling (201) 689-8521 or (877) 407-8813 for a toll-free number. A replay of the webcast will remain available on the website for 90 days.
About OLAPLEX
OLAPLEX is an innovative, science-enabled, technology-driven beauty company with a mission to improve the hair health of its consumers. In 2014, OLAPLEX disrupted and revolutionized the prestige hair care category by creating innovative bond-building technology, which works by protecting, strengthening and relinking broken bonds in the hair during and after hair services. The brand’s proprietary, patent-protected ingredient works on a molecular level to protect and repair damaged hair. OLAPLEX’s award-winning products are sold through an expanding omnichannel model serving the professional, specialty retail, and direct-to-consumer channels.
Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by, and information currently available to, the Company. These forward-looking statements include, but are not limited to, statements about: the Company’s financial position, sales volume, profitability and operating results, including financial guidance for the full fiscal year 2023, the second quarter of 2023 and the first and second half of 2023, including net sales, adjusted net income, Adjusted EBITDA, gross profit margin, Adjusted EBITDA margin, net interest expense and adjusted effective tax rate; uncertainty related to the macroeconomic environment and trends; management’s expectation that sales trends will improve sequentially throughout fiscal 2023; customer demand for the Company’s products; inventory rebalancing across certain of the Company's customers; inventory obsolescence impacts; the Company’s operations and relationships with partners; the Company’s team and culture; the Company’s product development pipeline and the impact of new product introductions; the Company’s business plans, investments, priorities and objectives; the Company’s sales, marketing, education and public relations initiatives and related spending, and the impact thereof on net sales and customer demand, including with respect to timing; the Company's international expansion; distribution gains; increases in warehousing and distribution costs; net impacts from short-term investments of the Company's cash and cash equivalents balance; and other statements contained in this press release that are not historical or current facts. When used in this press release, words such as "may," "will," “could," "should," "intend," "potential," "continue," "anticipate," "believe," "estimate," "expect," "plan," "target," "predict," "project," "seek" and similar expressions as they relate to the Company are intended to identify forward-looking statements.
The forward-looking statements in this press release reflect the Company’s current expectations and projections about future events and financial trends that management believes may affect the Company’s business, financial condition and results of operation. These statements are predictions based upon assumptions that may not prove to be accurate, and they are not guarantees of future performance. As such, you should not place significant reliance on the Company’s forward-looking statements. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements, including any such statements taken from third party industry and market reports.
Forward-looking statements involve known and unknown risks, inherent uncertainties and other factors that are difficult to predict which may cause the Company’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements, including, without limitation: the Company’s ability to anticipate and respond to market trends and changes in consumer preferences and execute on its growth strategies and expansion opportunities, including with respect to new product introductions; the Company’s ability to develop, manufacture and effectively and profitably market and sell future products; the Company’s ability to accurately forecast customer and consumer demand for its products; competition in the beauty industry; the Company’s ability to effectively maintain and promote a positive brand image and expand its brand awareness; the Company’s dependence on a limited number of customers for a large portion of its net sales; the Company’s ability to attract new customers and consumers and encourage consumer spending across its product portfolio; the Company’s ability to successfully implement new or additional marketing efforts; the Company’s relationships with and the performance of its suppliers, manufacturers, distributors and retailers and the Company’s ability to manage its supply chain; impacts on the Company’s business from political, regulatory, economic, trade and other risks associated with operating internationally; the Company’s ability to attract and retain senior management and other qualified personnel; the Company’s reliance on its and its third-party service providers’ information technology; the Company’s ability to maintain the security of confidential information; the Company’s ability to establish and maintain intellectual property protection for its products, as well as the Company’s ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the outcome of litigation and regulatory proceedings; the impact of changes in federal, state and international laws, regulations and administrative policy; the Company’s existing and any future indebtedness, including the Company’s ability to comply with affirmative and negative covenants under its credit agreement; the Company’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; volatility of the Company’s stock price; the Company’s “controlled company” status and the influence of investment funds affiliated with Advent International Corporation over the Company; the impact of an economic downturn and inflationary pressures on the Company’s business; fluctuations in the Company’s quarterly results of operations; changes in the Company’s tax rates and the Company’s exposure to tax liability; and the other factors identified under the heading “Risk Factors” in Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") and in the other documents that the Company files with the SEC from time to time.
Many of these factors are macroeconomic in nature and are, therefore, beyond the Company’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements may vary materially from those described in this press release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements in this press release represent management’s views as of the date hereof. Unless required by law, the Company neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date hereof to conform these statements to actual results or to changes in the Company’s expectations or otherwise.
Disclosure Regarding Non-GAAP Financial Measures
In addition to the financial measures presented in this release in accordance with GAAP, the Company has included certain non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted effective tax rate, adjusted gross profit, adjusted gross profit margin, adjusted SG&A and adjusted diluted EPS. Management believes these non-GAAP financial measures, when taken together with the Company’s financial results presented in accordance with GAAP, provide meaningful supplemental information regarding the Company’s operating performance and facilitate internal comparisons of its historical operating performance on a more consistent basis by excluding certain items that may not be indicative of its business, results of operations or outlook. In particular, management believes that the use of these non-GAAP measures may be helpful to investors as they are measures used by management in assessing the health of the Company’s business, determining incentive compensation and evaluating its operating performance, as well as for internal planning and forecasting purposes.
The Company calculates adjusted EBITDA as net income, adjusted to exclude: (1) interest expense, net; (2) income tax provision; (3) depreciation and amortization; (4) share-based compensation expense; (5) non-ordinary inventory adjustments; (6) non-ordinary costs and fees; (7) non-ordinary legal costs; and (8) as applicable, Tax Receivable Agreement liability adjustments. The Company calculates adjusted EBITDA margin by dividing adjusted EBITDA by net sales. The Company calculates adjusted net income as net income, adjusted to exclude: (1) amortization of intangible assets (excluding software); (2) non-ordinary costs and fees; (3) non-ordinary legal costs; (4) non-ordinary inventory adjustments; (5) share-based compensation expense; (6) Tax Receivable Agreement liability adjustment; and (7) tax effect of non-GAAP adjustments. The Company calculates adjusted effective tax rate as effective income tax rate, adjusted to exclude the tax effect of non-GAAP adjustments referenced in item (7) of the immediately preceding sentence. The Company calculates adjusted gross profit as gross profit, adjusted to exclude: (1) non-ordinary inventory adjustments and (2) amortization of patented formulations pertaining to the acquisition of the Olaplex, LLC business in 2020 by certain investment funds affiliated with Advent International Corporation and other investors (the "Acquisition"). The Company calculates adjusted gross profit margin by dividing adjusted gross profit by net sales. The Company calculates adjusted SG&A as SG&A, adjusted to exclude: (1) share-based compensation expense; (2) non-ordinary legal costs; and (3) non-ordinary costs and fees. The Company calculates adjusted basic and diluted EPS as adjusted net income divided by weighted average basic and diluted shares outstanding respectively.
Please refer to "Reconciliation of Non-GAAP Financial Measures to GAAP Equivalents" located in the financial supplement in this release for a reconciliation of these non-GAAP metrics to their most directly comparable financial measure stated in accordance with GAAP.
This release includes forward-looking guidance for adjusted EBITDA, adjusted net income, and adjusted effective tax rate. The Company is not able to provide, without unreasonable effort, a reconciliation of the guidance for adjusted EBITDA, adjusted net income, and adjusted effective tax rate to the most directly comparable GAAP measure because the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments included in the most directly comparable GAAP measure that would be necessary for such reconciliations, including (a) income tax related accruals in respect of certain one-time items, (b) costs related to potential debt or equity transactions, and (c) other non-recurring expenses that cannot reasonably be estimated in advance. These adjustments are inherently variable and uncertain and depend on various factors that are beyond the Company's control and as a result it is also unable to predict their probable significance. Therefore, because management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results in accordance with GAAP, it is unable to provide a reconciliation of the non-GAAP measures included in its fiscal 2023 guidance.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$369,340	$322,808
Accounts receivable, net of allowance of $17,499 and $19,198	45,516	46,220
Inventory	132,014	144,425
Other current assets	16,665	8,771
Total current assets	563,535	522,224
Property and equipment, net	1,026	1,034
Intangible assets, net	982,962	995,028
Goodwill	168,300	168,300
Other assets	10,004	11,089
Total assets	$1,725,827	$1,697,675

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$9,408	$9,748
Sales and income taxes payable	5,799	3,415
Accrued expenses and other current liabilities	19,919	17,107
Current portion of long-term debt	6,750	8,438
Current portion of Tax Receivable Agreement	16,352	16,380
Total current liabilities	58,228	55,088
Long-term debt	653,006	654,333
Deferred Taxes	2,301	1,622
Related Party payable pursuant to Tax Receivable Agreement	205,675	205,675
Total liabilities	919,210	916,718

Contingencies

Stockholders’ equity
Common stock, $0.001 par value per share; 2,000,000,000 shares authorized, 653,776,766 and 650,091,380 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	653	649
Preferred stock, $0.001 par value per share; 25,000,000 shares authorized and no shares issued and outstanding	—	—
Additional paid-in capital	318,124	312,875
Accumulated other comprehensive income	2,020	2,577
Retained earnings	485,820	464,856
Total stockholders’ equity	806,617	780,957
Total liabilities and stockholders’ equity	$1,725,827	$1,697,675

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(amounts in thousands, except per share and share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales	$113,787	$186,196
Cost of sales:
Cost of product (excluding amortization)	31,235	43,222
Amortization of patented formulations	1,742	1,769
Total cost of sales	32,977	44,991
Gross profit	80,810	141,205
Operating expenses:
Selling, general, and administrative	34,924	22,314
Amortization of other intangible assets	10,323	10,266
Total operating expenses	45,247	32,580
Operating income	35,563	108,625
Interest expense, net	(10,543)	(11,460)
Other income (expense), net
Loss on extinguishment of debt	—	(18,803)
Other income (expense)	242	(377)
Total other income (expense), net	242	(19,180)
Income before provision for income taxes	25,262	77,985
Income tax provision	4,298	16,024
Net income	$20,964	$61,961

Net income per share:
Basic	$0.03	$0.10
Diluted	$0.03	$0.09
Weighted average common shares outstanding:
Basic	651,730,993	648,813,998
Diluted	683,485,182	693,021,097

Other comprehensive loss:
Unrealized loss on derivatives, net of income tax effect	$(557)	$—
Total other comprehensive loss:	(557)	—
Comprehensive income:	$20,407	$61,961

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$20,964	$61,961
Adjustments to reconcile net income to net cash provided by operating activities:	27,125	10,008
Net cash provided by operating activities	48,089	71,969
Net cash used in investing activities	(631)	(489)
Net cash used in financing activities	(926)	(114,521)
Net increase in cash and cash equivalents	46,532	(43,041)
Cash and cash equivalents - beginning of period	322,808	186,388
Cash and cash equivalents - end of period	$369,340	$143,347

The following tables present a reconciliation of net income, gross profit and SG&A, as the most directly comparable financial measure stated in accordance with U.S. GAAP, to adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross profit margin, adjusted SG&A, adjusted net income and adjusted net income per share for each of the periods presented.

	For the Three Months Ended March 31,
(in thousands)	2023	2022
Reconciliation of Net Income to Adjusted EBITDA
Net income	$20,964	$61,961
Depreciation and amortization of intangible assets	12,180	12,110
Interest expense, net	10,543	11,460
Income tax provision	4,298	16,024
Share-based compensation	2,018	1,696
Inventory write off and disposal(1)	24	4,324
Executive reorganization costs(2)	2	—
Loss on extinguishment of debt(3)	—	18,803
Adjusted EBITDA	$50,029	$126,378
Adjusted EBITDA margin	44.0%	67.9%

	For the Three Months Ended March 31,
(in thousands)	2023	2022
Reconciliation of Gross Profit to Adjusted Gross Profit
Gross profit	$80,810	$141,205
Amortization of patented formulations	1,742	1,769
Inventory write off and disposal(1)	24	4,324
Adjusted gross profit	$82,576	$147,298
Adjusted gross profit margin	72.6%	79.1%

	For the Three Months Ended March 31,
(in thousands)	2023	2022
Reconciliation of SG&A to Adjusted SG&A
SG&A	$34,924	$22,314
Share-based compensation	(2,018)	(1,696)
Executive reorganization costs(2)	(2)	—
Adjusted SG&A	$32,904	$20,618

	For the Three Months Ended March 31,
(in thousands, except per share data)	2023	2022
Reconciliation of Net Income to Adjusted Net Income
Net income	$20,964	$61,961
Amortization of intangible assets (excluding software)	11,923	11,951
Share-based compensation	2,018	1,696
Inventory write off and disposal(1)	24	4,324
Executive reorganization costs(2)	2	—
Loss on extinguishment of debt(3)	—	18,803
Tax effect of adjustments	(3,532)	(7,310)
Adjusted net income	$31,399	$91,425
Adjusted net income per share:
Basic	$0.05	$0.14
Diluted	$0.05	$0.13
(1)The inventory write-off and disposal costs relate to unused stock of a product that the Company reformulated in June 2021 as a result of regulation changes in the E.U. In the interest of having a single formulation for sale worldwide, the Company reformulated on a global basis and has disposed of unused stock.
(2)Executive reorganization costs in the three months ended March 31, 2023 represent ongoing benefit payments associated with the departure of the Company's Chief Operating Officer during the year ended December 31, 2022.
(3)On February 23, 2022, the Company refinanced its existing secured credit facility with a new credit agreement comprised of a $675 million senior secured term loan facility and a $150 million senior secured revolving credit facility. This refinancing resulted in recognition of loss on extinguishment of debt of $18.8 million which is comprised of $11.0 million in deferred financing fee write off, and $7.8 million of prepayment fees for the previously existing credit facility. Loss on extinguishment of debt is included as non-ordinary costs and fees in the reconciliations above.

Contacts:

For Investors:

Patrick Flaherty
patrick.flaherty@olaplex.com

For Media:

Brittany Fraser
Olaplex@icrinc.com